UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2014

AMARANTUS BIOSCIENCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-148922	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

c/o Janssen Labs @QB3 953 Indiana Street San Francisco, CA	94107
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 7, 2014, Amarantus Bioscience Holdings, Inc. (the “Company”) signed a $20 million purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company. Upon signing the Purchase Agreement LPC agreed to purchase 4,000,000 shares of our common stock for $400,000 as an initial purchase under the agreement. We also entered into a registration rights agreement with LPC whereby we agreed to file a registration statement related to the transaction with the U.S. Securities & Exchange Commission (“SEC”) covering the shares that may be issued to LPC under the Purchase Agreement within ten days after the date the Company files with the SEC its annual report on Form 10-K for the fiscal year ended December 31, 2013. After the SEC has declared effective the registration statement related to the transaction, we have the right, in our sole discretion, over a 30-month period to sell up to an additional $19.6 million of our common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement. There are no upper limits to the price LPC may pay to purchase our common stock and the purchase price of shares of Common Stock sold pursuant to the Purchase Agreement will be based on prevailing market prices of our Common Stock at the time of sales without any fixed discount, and the Company will control the timing and amount of any sales of Common Stock to LPC. In addition, the Company may direct LPC to purchase additional amounts as accelerated purchases if on the date of a regular purchase the closing sale price of the Common Stock is not below the threshold price as set forth in the Purchase Agreement. LPC shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below the floor price as set forth in the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. LPC has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares of common stock. In consideration for entering into the $20 million agreement, we issued to LPC 6,000,000 shares of our common stock and may issue up to an additional 3,500,000 shares pro rata if and when we sell to LPC up to an additional $19.6 million of our common stock. The agreement may be terminated by us at any time at our discretion without any monetary cost to us. Actual sales of shares of Common Stock to LPC under the agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Common Stock and determinations by the Company as to available and appropriate sources of funding for the Company and its operations. The proceeds received by the Company under the agreement are expected to be used for product development, commercialization, strategic acquisitions, and general corporate purposes.

This current report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock, nor shall there be any sale of shares of Common Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The foregoing description of the purchase agreement and the registration rights agreement are qualified in their entirety by reference to the full text of the purchase agreement and the registration rights agreement, a copy of each of which is attached hereto as Exhibit 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference.

Also on March 7, 2014, the Company accepted elections to exercise warrants in the aggregate amount of 60,000,000 shares of common stock for gross proceeds of $3,600,000. Pursuant to the offer to exercise dated February 13, 2014 as supplemented on March 6, 2014, the holders of outstanding warrants to purchase shares of common stock of the Company at a price of $0.06 (the “Original Warrants”) were offered the opportunity to exercise their Original Warrants and receive warrants (the “New Warrants”) to purchase three (3) shares of common stock of the Company for every four (4) Original Warrants exercised. The New Warrants are exercisable at a price of $0.12 for a term of five (5) years. The New Warrants are calleable by the Company if the VWAP of the Company’s common stock for each of 20 consecutive trading days exceeds $0.18 and certain equity conditions are met. . The Company may also call the New Warrants if the closing price of the Company’s common stock exceeds $0.18 on the date that is the earlier of the receipt by the Company of an approval letter for listing of the Company’s common stock on an exchange or listing of the common stock on an exchange. The holders of the New Warrants will also have piggy back – registration rights. Upon the closing of the offer to exercise the Company issued New Warrants to purchase 45,000,000 shares of common stock of the Company.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On March 12, 2014, the Company opted to extend the maturity date of the Demand Promissory Note issued to Dominion Capital LLC on February 14, 2014 to August 14, 2014.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Purchase Agreement, dated as of March 7, 2014, by and between the Company and Lincoln Park Capital Fund, LLC.
10.2	Registration Rights Agreement, dated as of March 7, 2014, by and between the Company and Lincoln Park Capital Fund, LLC.
10.3	Form of New Warrant
99.1	Press Release dated March 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Date: March 13, 2014	By:	/s/ Gerald E. Commissiong
Name: Gerald E. Commissiong
Title: Chief Executive Officer